Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13(d)-l(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value, $0.025 per share, of EnviroStar, Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such statement.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of October 19, 2016.

Western State Design, LLC
/s/ Dennis Mack
Signature
Dennis Mack, Manager
Name/Title
/s/ Dennis Mack
Dennis Mack
/s/ Thomas Marks
Thomas Marks